Exhibit 99.1

Meade Instruments Corporation

6001 OAK CANYON, IRVINE, CALIFORNIA 92618-5200 U.S.A.
(949) 451-1450 ■ FAX: (949) 451-1460 ■ www.meade.com

MEADE INSTRUMENTS CORP. REPORTS DELAY IN FILING
SEC FORM 10-Q FOR QUARTER ENDED MAY 31, 2006

IRVINE, Calif. – July 24, 2006— Meade Instruments Corp. (NASDAQ: MEAD) reported that additional time is needed for completion of the independent evaluation of the Company’s stock option grant practices prior to the filing of its Form 10-Q with the Securities and Exchange Commission for the quarterly period ended May 31, 2006. The Company’s Audit Committee expects to report the results of the independent evaluation to the Company’s external auditors prior to the filing of its Form 10-Q for the quarterly period ended May 31, 2006. The Company will endeavor to file its Form 10-Q as promptly as practicable.

Steve Muellner, President and Chief Executive Officer of Meade Instruments stated, “Additional time is needed by our independent committee to determine if any changes to reported results are required before we can file our quarterly and year-end reports. We are confident that we are taking all of the necessary and prudent steps to fully investigate the Company’s prior stock option grant practices, and we look forward to resolving this issue in the near term. We are continuing to make progress and look forward to providing an update on the Company’s operational results once the independent evaluation is completed.”

The Company expects net revenue for the fiscal quarter ended May 31, 2006 to be approximately $19 million with a net loss of approximately $3 million or ($0.15) per share, compared to net revenue of approximately $22 million and a net loss of approximately $0.8 million or ($0.04) per share in the prior year quarter. The expected results do not include any adjustments that might result from the independent evaluation of the Company’s stock option grant practices.

The Company’s Form 12b-25 report “Notification of Late Filing” was filed with the Securities and Exchange Commission on July 19, 2006. The Company has also filed a notice of late filing of its Form 10-K for the year ended February 28, 2006, also due to the independent evaluation of the Company’s stock option grant practices.

ABOUT MEADE INSTRUMENTS

Meade Instruments is a leading designer and manufacturer of optical products including telescopes and accessories for the beginning to serious amateur astronomer. Meade offers a complete line of binoculars that address the needs of everyone from the casual observer to the serious sporting or birding observer under the Meade®, Simmons® and Bresser® brand names. Meade also offers a complete line of riflescopes under the Simmons®, Weaver® and Redfield® brand names. The company distributes its products worldwide through a network of specialty retailers, mass merchandisers and domestic and foreign distributors. Additional information on Meade is available at www.meade.com.

“Safe-Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This news release contains comments and forward-looking statements based on current plans, exceptions, events, and financial and industry trends that may affect the Company’s future operating results and financial position expectations. Such statements, including the filing of the Company’s Form 10-Q for the quarterly period ended May 31, 2006 involve risks and uncertainties which cannot be predicted or quantified and which may cause future activities and results of operations to differ materially from those discussed above. Such risks and uncertainties include, without limitation: the timing and outcome of the independent evaluation and SEC informal inquiry regarding the Company’s stock option grant practices previously reported. For additional information, refer to the Company’s filings with the Securities and Exchange Commission, including the Company’s most recent quarterly and annual reports on Forms 10-Q and Form 10-K.

Contact:
Meade Instruments Corp.
Brent Christensen, 949-451-1450
Fax: 949-451-1460

or

The Piacente Group, Inc.
Brandi Piacente, 212-481-2050